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                                                                   Exhibit 10.1

                                 LOAN AGREEMENT

         AGREEMENT entered into as of the 6th day of February 1992, between JOSEPH J. BOUGHTON, JR., residing at 400 Franklin Road, Suite 230, Marietta, Georgia 30067 ("Boughton"), and PIVOT CORPORATION, a New York corporation located at 990 Avenue of the Americas, New York, New York 10018 ("PIVOT").

                                    RECITALS

     A. Pivot is interested in obtaining short term financing for its operations.

     B. Boughton is interested in investing in Pivot and is willing and able and has agreed to provide Pivot some short term financing.

                              TERMS AND CONDITIONS

          Boughton and Pivot therefore agree as follows:

1.        Boughton agrees to loan Pivot $100,000 (the "borrowed funds").

2. Pivot will repay the borrowed funds in full on or before November 6, 1992. Pivot will pay interest on the borrowed funds at an annual rate of 11% simple interest. The interest will be payable monthly in arrears, commencing March 6, 1992. In the event any interest payment is not received by the thirteenth (13th) day, one month in arrears of date due, Pivot will pay a default rate of fifteen percent (15%) interest on the loan until Pivot is current on the interest payments. These repayment obligations are set forth in the annexed Promissory Note, which is to be executed by an authorized representative of Pivot at the time this agreement is executed.

3. Boughton understands and agrees that his loan to Pivot will be fully subordinated

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     to all of Pivot's existing debt obligations as well as to any debt incurred for financing that may be provided to the company in the future by any one banking institution.

4. Pivot will issue, immediately upon execution of this agreement, a certificate for two (2) shares of the company's common stock. At the time of its issuance, that stock will be the equivalent of not less than two percent (2%) of the authorized and outstanding shares of the company.

5. If for any reason, Pivot fails to repay the loan on or before November 6, 1992, the company will issue a certificate for one (1) additional share of the company's common stock for each additional three
     (3) month period, or portion thereof, that the loan remains unpaid, in whole in or part.

6. Pivot assigns to Boughton any right or opportunity Pivot might have to purchase any interest Harry Mah may have in the company. Specifically, Harry Mah has invested $50,000 in Pivot in exchange for six (6) shares of Pivot's common stock, or for so many shares as equal not less than 6% of the authorized and outstanding shares of the company at the time of the issuance of the shares (the "Mah Shares"). The Mah Shares have not been issued and are not to be issued until sufficient equity has been invested in the company to warrant the sale and issuance of additional shares of the company's common stock so that the total number of authorized and outstanding shares is one hundred (100).

7. The shares issued to Boughton pursuant to paragraph 4, and any shares purchased by Boughton from Harry Mah pursuant to paragraph 6, will have preemptive rights in Boughton's favor with respect to any shares to be issued by Pivot in excess of a total of one hundred (100), such that Boughton will have the opportunity to maintain the same

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     percentage equity interest in the company as is represented by the shares issued to and purchased by him pursuant to this agreement.

8. This Loan Agreement, together with the annexed Promissory Note, constitute the entire agreement between the parties with respect to their subject matter, and they may not be modified or amended orally.

9. This Loan Agreement and the annexed Promissory shall be construed in accordance with and be governed by the laws of the State of New York.

10. In the event that any portion of this agreement is deemed unlawful, all other portions will remain in force, to the extent permitted by law.

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          IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed.

                                       /s/: Joseph J. Boughton, Jr.
                                       ------------------------------
                                       JOSEPH J. BOUGHTON, JR.



                                       PIVOT CORPORATION

                                       By: /s/: E. Kenneth Sieff
                                          ---------------------------
                                                E. KENNETH SEIFF
                                                President
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S23SUB.P65                                                      DRAFT 2/14/92

                                  SUBORDINATED
                                PROMISSORY NOTE

$100,000                                                   New York, New York
                                                             February 6, 1992


         FOR VALUE RECEIVED, PIVOT CORPORATION, by its president, E. Kenneth Seiff, ("Pivot") hereby promises to pay to the order of JOSEPH J. BOUGHTON, JR., ("Boughton"), at Lifttock International, 400 Franklin Road, Suite 230, Marietta, Georgia, 30063, or at such other place as Boughton may from time to time designate in writing, the principal amount of One Hundred Thousand Dollars ($100,000) payable in a lump sum on or before November 6, 1992, with interest from February 6, 1992, at the annual rate of eleven percent (11%) simple interest, payable monthly in arrears for nine months commencing on March 6, 1992, and ending on November 6, 1992, as set forth on the annexed schedule.

         In the event Pivot fails to repay the principal amount on or before the date specified above, Boughton shall be entitled to exercise the rights and remedies set forth in the Loan Agreement of even date between Boughton and Pivot.

         In the event any interest payment is not received by the thirteenth
(13th) day of the date due in accordance with the attached schedule, Pivot shall pay an annual default rate of fifteen percent (15%) simple interest payable monthly until Pivot is no longer in arrears on the interest payments as set forth on the attached schedule.

         The principal and interest payment obligations set forth in this Promissory Note shall be fully subordinated to all of the company's existing debt obligations as well as to any debt incurred for financing that may be provided to the company in the future by any one banking

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institution.

         IN WITNESS WHEREOF the undersigned has executed and delivered this note as of the date above written.

                                       PIVOT CORPORATION

                                      By: /s/: E. Kenneth Seiff
                                         ----------------------------
                                               E. Kenneth Seiff
                                               President